Principal Global Investors, LLC 711 High Street Des Moines, Iowa 50392

July 1, 2019

State Street Global Services Channel Center
1 Iron Street
Boston, MA 02210
Attention: Dave Whelan, Vice President

Re: PRINCIPAL EXCHANGE-TRADED FUNDS (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established three new series of shares to be known as Principal U.S Large-Cap Multi-Factor Core Index ETF, Principal U.S. Small-MidCap Multi-Factor Core Index ETF and Principal International Multi-Factor Core Index ETF (each a "Fund" and collectively, the “Funds”).

In accordance with Section 12, the Additional Portfolios provision, of the Transfer Agency and Service Agreement dated as of May 21, 2015 by and among State Street Bank and Trust Company (“State Street”) and each registered investment company party thereto (as amended, modified, or supplemented from time to time, the “Agreement”), the undersigned Trust hereby requests that State Street act as Transfer Agent for the new Fund under the terms of the Agreement. In connection with such request, the undersigned Trust hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

PRINCIPAL EXCHANGE-TRADED FUNDS
on behalf of:
PRINCIPAL U.S. LARGE-CAP MULTI-FACTOR CORE INDEX ETF
PRINCIPAL U.S. SMALL-MIDCAP MULTI-FACTOR CORE INDEX ETF
PRINCIPAL INTERNATIONAL MULTI-FACTOR CORE INDEX ETF

By:	/s/ Tracy Bollin
Name:	Tracy Bollin
Title:	Managing Director

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: July 1, 2019